Exhibit 99.1

Farmer Brothers Appoints Scott Drake as Chief Financial Officer

NORTHLAKE, Texas, March 16, 2020 -- Farmer Bros. Co. (NASDAQ:FARM) (the “Company”) today announced the appointment of Scott Drake as Chief Financial Officer and Treasurer, effective March 23, 2020. Scott Lyon will continue to serve in his role as Farmer Brothers’ Vice President, Controller.

Mr. Drake brings two decades of financial executive experience, including deep knowledge of the food & beverage and retail industries. He most recently served as GameStop Corp.’s Senior Vice President, Finance and Treasurer, where he oversaw financial planning and analysis, capital planning, risk management, mergers and acquisitions, and worldwide treasury functions. Prior to that, Mr. Drake served as 7-Eleven, Inc.’s Vice President, Finance Strategy and Communications from 2001 to 2015, where he oversaw corporate strategy, corporate communications and investor relations, financial planning and analysis, and capital planning functions. Prior to 2001, he held finance and accounting positions with Arthur Andersen, La Madeleine French Bakery and Café, Coca-Cola Enterprises and Coopers & Lybrand. Mr. Drake received a B.B.A. in Finance and Accounting and an M.B.A. in Corporate Finance from Texas A&M University. He is also a Certified Public Accountant.

“Following a thorough search, I am pleased to welcome Scott Drake to the Farmer Brothers team,” said Deverl Maserang, President and CEO. “He is a highly-accomplished executive bringing nearly 20 years of financial experience and knowledge of our industry. We are confident that Scott will be a great member of the team and his skills will serve us well as we build upon the important progress we have made to return Farmer Brothers to growth and profitability. I would also like to thank Scott Lyon for his outstanding service as Interim Principal Financial and Accounting Officer during our search for a permanent CFO.”

Scott Drake added, “I am honored to join Farmer Brothers, a company with a strong legacy and commitment to high-quality products, sustainability leadership and superior customer service. As the Company is in the midst of a turnaround, I am excited to drive forward a level of financial leadership and rigor that will position the Company to execute on its strategic initiatives. I look forward to working closely with Deverl and the Company’s talented team to further strengthen Farmer Brothers’ foundation and deliver enhanced value for our stakeholders.”

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $595.9 million in fiscal 2019 and has approximately 1,470 employees nationwide. The Company’ s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™ , Superior®, Metropolitan™ , China Mist® and Boyds®.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this communication, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those in forward looking statements include, but are not limited to, the timing and success of our DSD restructuring plan, the impact of capital improvement projects, the adequacy and availability of capital resources to fund the Company’s existing and planned business operations and the Company’s capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the ability of the Company to retain and/or attract qualified employees, the success of the Company’s adaptation to technology and new commerce channels, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength and stability of the economy, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this report and other factors described from time to time in our filings with the SEC.

These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in our most recent annual, periodic and current reports filed with the SEC. Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish
212-355-4449